SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

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The undersigned investment company hereby notifies the Securities and Exchange commission that it registers under and pursuant to the provisions of the Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

CAPSTONE CHURCH BOND FUND

Address of Principal Business Office (No. & Street, State, Zip Code):

5847 San Felipe, Suite 4100, Houston, TX 77057

Telephone Number (including area code):

800-262-6631

Name and address of agent for service of process:

Edward L. Jaroski

5847 San Felipe, Suite 4100

Houston, Texas 77057

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [_]

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Houston and the State of Texas on the 26th day of October, 2004.

                                                                                CAPSTONE CHURCH BOND FUND

                                                                                By:

                                                                                        /s/ Edward L. Jaroski

                                                                                        Name:    Edward L. Jaroski
                                                                                        Title:        President

Attest:

            /s/Richard Nunn
&#            Name:    Richard A. Nunn